Exhibit 10.2

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

WHEREAS, NCO Group, Inc., a Pennsylvania corporation (“Old NCO”) and the undersigned (the “Executive”) entered into an employment agreement, dated as of November 15, 2006 (the “Agreement”);

WHEREAS, after the effective date of the Agreement, Old NCO merged with and into its parent, Collect Holdings, Inc., a Delaware corporation (the “Company”), with the Company surviving the merger (the “Merger”) and changing its name to NCO Group, Inc.;

WHEREAS, in connection with the Merger, the Agreement was assigned by operation of law to, and assumed by, the Company; and

WHEREAS, the Company and the Executive desire to amend the Agreement as set forth herein (the “Amendment”).

NOW THEREFORE, the Executive and the Company, intending to be legally bound, hereby amend the Agreement as follows:

1.             Section 4(b)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(iii)        Effective as of July 1, 2010, the Executive shall be entitled to use of the Company’s aircraft as necessary for his Company business, but not personal, travel within the Americas.  The Executive shall continue to be responsible for any taxes to the Executive resulting from the value realized by the Executive from personal use of such aircraft prior to July 1, 2010, which value shall be determined using the Standard Industry Fare Level Method.”

2.          The second bullet point of Section 6(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“if the Executive’s employment is so terminated (i) on or prior to the expiration of the Initial Term, the Company shall (1) pay the Executive or the Executive’s estate, if applicable, two times the Executive Base Salary and two times the Executive’s Target Bonus, payable over a period equal to the greater of one year and the remainder of the Initial Term (such period, the “Severance Period”) (with such Base Salary to be payable in equal installments in accordance with the Company’s payroll practices and any such bonuses to be paid in the year following the year to which they relate) and (2) (a) reimburse the Executive for his and his eligible dependents’ healthcare continuation coverage (COBRA) premiums, less the amount (the “Employee Portion”) that a full-time active employee of the Company would be required to pay for such coverage under the Company’s healthcare plans, until the earlier of the 18 month anniversary of such termination and the date on which the Executive becomes eligible for healthcare coverage under the plan of a subsequent employer that provides benefits that are substantially similar (or better) in the aggregate to the benefits provided under the Company’s healthcare plans, as agreed upon by the parties hereto in good faith, or if no such agreement can be reached, as determined in good faith by an independent third party acceptable to the parties hereto (such period, the “COBRA Period”) and (b) from the expiration of the COBRA Period until the second anniversary of the Executive’s termination of employment with the Company, reimburse the Executive for the cost of his and his eligible dependents’ healthcare coverage premiums under the healthcare plan of such subsequent employer or under private health insurance (as applicable), in either case, only to the extent that the costs of such premiums to the Executive exceed the Employee Portion (but not in an amount in excess of the amount that the Company would be required to reimburse the Executive under clause (i)(2)(a) hereof if the Executive continued COBRA coverage during such period); or (ii) following the expiration of the Initial Term, the Company shall (1) continue to pay to the Executive or the Executive’s estate, if applicable, the Executive’s Base Salary and Target Bonus during the Severance Period (with such Base Salary to be paid in accordance with the Company’s payroll practices and any such bonuses to be paid in the year following the year to which they relate) and (2) (a) reimburse the Executive for his and his eligible dependents’ healthcare continuation coverage (COBRA) premiums, less the Employee Portion, until the earlier of the 12 month anniversary of such termination and the date on which the Executive becomes eligible for healthcare coverage under the plan of a subsequent employer that provides benefits that are substantially similar (or better) in the aggregate to the benefits provided under the Company’s healthcare plans, as agreed upon by the parties hereto in good faith, or if no such agreement can be reached, as determined in good faith by an independent third party acceptable to the parties hereto (such period, the “Benefit Continuation Period”) and (b) from the expiration of the Benefit Continuation Period until the first anniversary of the Executive’s termination of employment with the Company, reimburse the Executive for the cost of his and his eligible dependents’ healthcare coverage premiums under the healthcare plan of such subsequent employer to the extent that the costs of such premiums to the Executive exceed the Employee Portion (but not in an amount in excess of the amount that the Company would be required to reimburse the Executive under clause (ii)(2)(a) hereof if the Executive continued COBRA coverage during such period); and”

3.             A new Section 15 is hereby added to the Agreement to read as follows:

“15.         409A Compliance.                This Agreement is intended to comply with Code Section 409A, to the extent applicable, and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.  All reimbursements under this Agreement will be made to the Executive as soon as practicable following submission of satisfactory evidence to the Company of the incurrence of such expense, but in no event later than the last day of the calendar year following the calendar year in which such expenses were incurred.  In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.  The 409A Gross-Up Payment and the Gross-Up Payment shall be paid to the Executive by no later than the last day of the taxable year following the taxable year in which the Executive remits the related taxes.  In addition, in the event that a portion of the Total Payments is waived pursuant to

Section 4(d)(ii), such waiver shall apply first to the latest scheduled cash payments, then current cash payments and then non-cash benefits.  Any accrued but unpaid Base Salary as of the date of the Executive’s separation from service shall be paid within 30 days after the date of such separation and any accrued but unpaid bonus shall be paid in the year following the year of termination in accordance with Exhibit A.  The provisions of this Section 15 shall survive the termination of this Agreement.”

4.             Other than as modified by this Amendment, the Agreement is ratified and affirmed in all respects and shall remain in full force and effect subject to the terms thereof.  All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

[Signature Page Follows]

To record the adoption of this Amendment, the Board of Directors of the Company has caused an authorized member of the Board of Directors of the Company to execute this Amendment this 23rd day of September, 2010.

NCO GROUP, INC.		EXECUTIVE

By:	/s/ Joshua Gindin	/s/ Michael J. Barrist
Name:	Joshua Gindin, Esq.	Michael J. Barrist
Title:	Executive Vice President and General Counsel

Dated:	September 23, 2010	Dated:	September 23, 2010